Exhibit 10.5

March 14, 2024

Re: Independent Director Offer Letter – Datuk Loo Took Gee

Dear Datuk Loo,

OMS Energy Technologies Inc., a Cayman Islands limited liability company (the “Company ” or “we”), is pleased to offer you a position as an Independent Director of the Company. We believe your background and experience will be a significant asset to the Company and we look forward to your participation as an Independent Director in the Company. Should you choose to accept this position as an Independent Director, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company. Your appointment shall begin upon Company’s listing on the [New York Stock Exchange] (the “Commencement Date”).

1. Term. This Agreement is effective upon the Commencement Date and shall continue for a period of two year from the Commencement Date subject to the provisions in Section 9 below or until your successor is duly elected and qualified.

2. Services. You shall render customary services as an Independent Director and such other duties that are reasonably contemplated by you holding office as an independent director of the Company or which may reasonably be assigned to you by the Board from time to time, including being member of the committee(s) of the Board (hereinafter, your “Duties”). During the term of this Agreement, you may attend and participate at each meeting regarding the business and operation issues of the Company as regularly or specially called, via teleconference, video conference or in person. You shall consult with the members of the Board and committee (if any) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement.

4. Compensation. As compensation for your services to the Company, you will receive a yearly compensation of USD$15,000.00 [divided into 12 equal payments, with each payment] payable on the 16th day of each month commencing one (1) month after the Commencement Date.

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors’ insurance policy, if available.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered, or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organizations having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises; any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secrets rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record, and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8. Non-Solicitation. During the term of your appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment.

9. Termination and Resignation. Your services as an Independent Director may be terminated for any or no reason by the determination of the Board (including any failure to elect you for an ensuing term at any annual meeting of the Board). You may also terminate your services as an Independent Director for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned as of the effective date of such termination or Resignation.

10. Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of Singapore. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach, or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Singapore law. The seat of arbitrators shall be in Singapore. The number of arbitration shall be one. The arbitration proceedings shall be conducted in English.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceedings arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company of any questions arising under this Agreement.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

OMS Energy Technologies Inc.

By:	/s/ How Meng Hock
How Meng Hock
Chairman & Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Datuk Loo Took Gee
Datuk Loo Took Gee

3